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                                     JOINDER

                  THIS JOINDER is made as of this 31st day of January, 1997 by
D. WALTER COHEN ("Cohen").

                                   Background

                  On the date hereof, Cohen is purchasing from Crusader Holding Corporation, a Pennsylvania corporation (the "Company") shares of the Company's class A common stock, par value $0.1 (the "Class A Common Stock") and is receiving a promissory note executed by the Company and made payable to the order of Cohen. In connection with the purchase of Class A Common Stock by Cohen, Cohen desires to become bound by the terms of that certain shareholders agreement dated as of March 1, 1996 (the "Shareholders' Agreement") by and among the Company and the then shareholders of the Company, as amended by an amendment of shareholders' Agreement dated as of January 31, 1997 (the "Amendment").

                                    Agreement

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Cohen agrees as follows:

                  1. Cohen hereby agrees, for himself and his successors and assigns, to be bound by all of the terms and provisions of the Shareholders' Agreement and the Amendment, as though he executed the Shareholders Agreement and the Amendment as of the date hereof. Cohen acknowledges and agrees that (a) all references in the Amendment to "Additional Shareholders" shall include Cohen, (b) all references in the Shareholders' Agreement to "Shareholders" shall include Cohen, (c) all references in the Shareholders' Agreement and the Amendment to "Shares" shall be deemed to include the shares of the Company's Class A Common Stock purchased by Cohen on the date hereof and (d) all references in the Amendment to the "Additional Notes" shall be deemed to include the note being executed and delivered to Cohen by the Company as of the date hereof.

                  2. Cohen hereby joins in each of the representations and acknowledgments made in paragraph 9 of the Amendment as though the same were repeated herein.








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                  IN WITNESS WHEREOF, Cohen has executed this Joinder as
of the day and year first above written,

WITNESS:


 /s/ Bruce A. Levy                             /s/ D. Walter Cohen [SEAL]
---------------------                          -------------------
                                               D. WALTER COHEN





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